 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268882

PROSPECTUS

Up to 13,102,199 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 13,102,199 shares of our common stock by the selling stockholder, Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “selling stockholder”).

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to that certain purchase agreement between us and Lincoln Park, dated as of November 17, 2022 (the “Purchase Agreement”). See “The Lincoln Park Transaction” for a description of the agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. During the year ended December 31, 2022, we did not issue any shares of common stock in connection with the Purchase Agreement and subsequent to December 31, 2022, we issued 1,200,000 shares of common stock, receiving net proceeds of approximately $2.8 million.

We may receive gross proceeds of up to $20,000,000 from the sale of our common stock to Lincoln Park under the Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares by the selling stockholder.

Lincoln Park may sell the shares of our common stock described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The purchase price for the Purchase Shares will be based upon formulas set forth in the Purchase Agreement depending on the type of purchase notice we submit to Lincoln Park from time to time. We will pay the expenses incurred in registering the shares of our common stock, including legal and accounting fees. See “Plan of Distribution” on page 108 for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PXMD.” On April 6, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.89 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Commission. The selling stockholder may offer, sell or distribute all or a portion of the shares of our common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices, from time to time in one or more offerings as described in this prospectus. We will not receive any of the proceeds from such sales of our common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholder will bear all commissions and discounts, if any, attributable to its sale of our common stock hereby registered. See “Plan of Distribution.”

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in or incorporated by reference in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, any applicable prospectus supplement, and the information incorporated by reference therein together with the additional information described in the “Where You Can Find More Information” section of this prospectus.

Neither we nor the selling stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus and the information incorporated by reference herein contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus and similar sections of other documents that are incorporated by reference herein, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates, including data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

ii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before purchasing our common stock. The words “PaxMedica,” “us,” “we,” the “Company” and any variants thereof used in this prospectus refer to PaxMedica, Inc. Investing in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described herein, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our common stock. If any of the risks described herein materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment. Our expectations for our future performance may change after the date of this prospectus and there is no guarantee that such expectations will prove to be accurate.

Overview

We are a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including autism spectrum disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). APTs have been shown to block the effects of excess production and extracellular receptor activity of adenosine triphosphate (“ATP”), which acts as both the main energy molecule in all living cells and a peripheral and central nervous system neurotransmitter via receptors that are found throughout the nervous system. Excess purinergic signaling can offset homeostasis and trigger immune responses that result in localized and systemic increases in inflammatory chemokines and cytokines, ultimately stimulating ATP production. APTs may also impact immunologic and inflammatory mechanisms that may be causing or exacerbating symptoms in these seemingly unrelated disorders, which may be caused in part by similar mechanisms of ATP overproduction.

One of our primary points of focus is currently the development and testing of our lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and Long COVID-19 Syndrome (“LCS”), a clinical diagnosis in individuals who have been previously infected with COVID-19. In February 2021, we announced positive topline data from our Phase 2 dose-ranging clinical trial evaluating PAX-101 (commonly known as intravenous suramin) for the treatment of the core symptoms of ASD, as described in more detail below. We also intend to submit data to support a New Drug Application (an “NDA”) for PAX-101 under the Tropical Disease Priority Voucher Program of the U.S. Food and Drug Administration (the “FDA”) for the treatment of Human African Trypanosomiasis, a fatal parasitic infection commonly known as African sleeping sickness (“HAT”), leveraging suramin’s historical use in treating HAT outside of the United States. We have exclusively licensed clinical data from certain academic or international government institutions to potentially accelerate PAX-101’s development plans in the United States through this regulatory program and seek approval in the United States for the treatment of East African HAT (as defined below) as early as 2024. We are also pursuing the development of next generation APT product development candidates for neurodevelopmental indications. These candidates include PAX-102, our proprietary intranasal formulation of suramin, as well as other new chemical entities that are more targeted and selective antagonists of particular purine receptor subtypes. We believe our lead drug candidate (suramin), if approved by the FDA, may be a significant advancement in the treatment of ASD and a potentially useful treatment for ME/CFS and LCS.

Corporate Information

We were formed as a Delaware limited liability company under the name Purinix Pharmaceuticals LLC (“Purinix”) on April 5, 2018. On April 15, 2020, we converted into a Delaware corporation and changed our name to PaxMedica, Inc. Our offices are located at 303 South Broadway, Suite 125, Tarrytown, NY 10591, and our telephone number is (914) 987-2876. Our website is www.paxmedica.com. Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only.

“PaxMedica” and our other common law trademarks, service marks or trade names appearing herein are the property of PaxMedica, Inc. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our Status as an Emerging Growth Company

The Jumpstart Our Business Startups Act (the “JOBS Act”), was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

For certain risks related to our status as an emerging growth company, see “Risk Factors — Risks Related to Our Common Stock and this Offering — We are an ‘emerging growth company’ and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors” in our most recent Annual Report on Form 10-K.

THE OFFERING

The following summary contains basic information about this offering and our common stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus titled “Description of Capital Stock.”

Common stock offered by the Selling Stockholder	Up to 12,903,225 shares of our common stock we may sell or have sold to Lincoln Park from time to time over the 30 months following the Commencement Date, at our sole discretion, in accordance with the Purchase Agreement. 198,974 shares of our common stock previously issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement. We did not receive any cash proceeds from the issuance of these Commitment Shares.

Common stock outstanding immediately after this offering(1)	24,938,817 shares, assuming the sale of 12,903,225 shares at a price of $1.55 per share, which was the closing price of our common stock on the Nasdaq Capital Market on November 17, 2022, including the 198,974 shares of common stock previously issued to Lincoln Park as Commitment Shares. The actual number of shares issued will vary depending on the sales prices under this offering.

Use of proceeds	We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20,000,000 in gross proceeds from the sale of shares of common stock to Lincoln Park pursuant to the Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. We currently intend to use any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement to advance our development programs and for general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for additional information.

Dividend policy	We have never declared or paid any cash dividends on our common stock, and currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect that we will retain all of our available funds and future earnings, if any, for use in the operation and expansion of our business.

Nasdaq Capital Market symbol	“PXMD”

Risk Factors	Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5 and in similar sections of other documents that are incorporated by reference herein and other information appearing elsewhere in or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

(1)	The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of December 31, 2022, and excludes:

●	142,088 shares of our common stock issuable upon the exercise of the 2020 Warrants to purchase shares of common stock at an exercise price equal to $3.00 per share;

●	867,962 shares of common stock issuable upon the conversion of our outstanding Series X Preferred Stock;

●	1,877,582 shares of our common stock reserved for issuance upon settlement of restricted stock units granted as of December 31, 2022 pursuant to the PaxMedica Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan (the “2020 Plan”);

●	607,418 shares of our common stock available for issuance under the 2020 Plan;

●	108,181 shares of our common stock issuable upon the exercise of the Underwriter Warrants to purchase shares of common stock at an exercise price of $6.88 per share;

●	195,140 shares of our common stock issuable upon exercise of the 2022 Warrants at an exercise price equal to $4.20 per share;

●	142,000 shares of our common stock issuable upon the exercise of the Representative’s Warrants issued in January and March 2023 to purchase shares of common stock at an exercise price equal to $3.00 per share and $3.50 per share, respectively;

●	1,051,428 shares of our common stock issuable upon conversion of the Lind Note; and

●	800,000 shares of our common stock issuable upon the exercise of the Lind Warrants to purchase shares of common stock at an exercise price of $3.25 per share.

RISK FACTORS

An investment in our common stock is speculative, illiquid and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below and the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and the other information contained in this prospectus and incorporated by reference in this prospectus, as updated by our subsequent filings with the Commission. The risks so described are not the only ones facing us. Additional unanticipated or unknown risks and uncertainties may exist that could also adversely affect our business, operations and financial condition in ways that are unknown to us or unpredictable. If any of the risks described actually materialize, our business, financial condition and/or operations could suffer. In such event, the trading price of our common stock could decline, and you could lose all or a substantial portion of your investment.

Risks Related to this Offering

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

Our management will have broad discretion over the use of proceeds from the sale of shares of common stock to Lincoln Park, including for any of the purposes described in the section entitled “Use of Proceeds,” and we could spend the proceeds from the sale of shares of common stock to Lincoln Park in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use substantially all of the net proceeds of the sale of shares of common stock to Lincoln Park to further our product development activities and for working capital and general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of the sale of shares of common stock to Lincoln Park in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contains forward-looking statements. The words “believe,” “may,” “will,” ” potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our lack of operating history;

•	the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital, including through future sales and issuances of equity securities which could also result in substantial dilution to our stockholders;

•	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;

•	our dependence on our product candidates, which are still in preclinical or early stages of clinical development;

•	our, or our third-party manufacturers’, ability to manufacture cGMP batches of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;

•	whether we will be successful in obtaining a priority review voucher, or PRV, for PAX-101 and the commercial value to be realized from any such PRV, if any;

•	our relationship with TardiMed, an affiliated entity that provides office space and important administrative services to us, as well as our ability to attract and retain key executives and medical and scientific personnel;

•	our ability to complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;

•	our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;

•	our dependence on third parties to manufacture our product candidates;

•	our reliance on third-party CROs to conduct our clinical trials;

•	our ability to obtain, maintain or protect the validity of our intellectual property, including our granted or potential future patents;

•	our ability to internally develop new inventions and intellectual property;

•	interpretations of current laws and the passages of future laws;

•	acceptance of our business model by investors;

•	adverse developments affecting the financial services industry;

•	the accuracy of our estimates regarding expenses and capital requirements; and

•	our ability to adequately support organizational and business growth.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and under similar headings in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K incorporated by reference herein and elsewhere in this prospectus or incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward- looking events and circumstances discussed in this prospectus or incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or will occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus, the documents incorporated by reference herein and the documents that we reference in this prospectus and have filed with the Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park from time to time pursuant to the Purchase Agreement after the date that the registration statement of which this prospectus is a part is declared effective. We estimate that the gross proceeds to us from the sale of shares of common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $20,000,000 over an approximately 30-month period, assuming that we sell the full amount of common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and before other estimated fees and expenses. As of the date of this prospectus, we have received net proceeds of approximately $2.8 million under the Purchase Agreement. We may sell fewer than all of the shares offered by this prospectus, in which case our offering proceeds will be less. Because we are not obligated to issue or sell any shares of our common stock under the Purchase Agreement, other than the Commitment Shares (from which we will receive no proceeds), the actual total offering amount and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will receive any additional proceeds under or fully utilize the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the net proceeds, if any, from this offering to advance our development programs and for general corporate purposes, which may include the acquisition of companies or businesses, working capital, clinical trial expenditures and capital expenditures.

Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amounts and timing of our actual expenditures will depend on numerous factors, including our development timeline, costs associated with drug development, the impact of the COVID-19 pandemic, and any unforeseen cash needs and other factors described under “Risk Factors” in this prospectus and incorporated by reference from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

DILUTION

The sale of common stock to Lincoln Park pursuant to the Purchase Agreement has had and will continue to have a dilutive impact on our stockholders. In addition, the lower the price of our common stock is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our common stock we will issue to raise our desired amount of proceeds from the sale, and the greater the dilution to our existing shareholders.

The price that Lincoln Park will pay for our common stock to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of common stock.

Our net tangible book value represents total tangible assets less total liabilities divided by the number of shares of common stock outstanding on December 31, 2022. As of December 31, 2022, we had a historical net tangible book value of $0.1 million, or $0.01 per share of common stock.

After giving effect to (i) the sale of 12,903,225 shares of common stock to Lincoln Park pursuant to the Purchase Agreement and assuming gross proceeds of approximately $20.0 million from the sale of shares to Lincoln Park pursuant to the Purchase Agreement (based on an assumed price of $1.55 per share, the closing price of our common stock on the Nasdaq Capital Market on November 17, 2022), (ii) the issuance of 198,974 shares of common stock to Lincoln Park as Commitment Shares and (iii) deducting estimated offering expenses of $215,000 payable by us, our pro forma net tangible book value as of December 31, 2022, would have been approximately $20.1 million, or $0.81 per share. This represents an immediate increase in net tangible book value of $0.80 per share to existing stockholders and an immediate dilution of $0.74 per share to new investors.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share	$1.55
Historical net tangible book value per share of common stock at December 31, 2022	$0.01
Increase in net tangible book value per share of common stock attributable to this offering	$0.80
Pro forma net tangible book value per share of common stock after this offering	$0.81
Dilution per share of common stock to new investors in this offering	$0.74

The calculations above are based on 12,035,592 shares of our common stock outstanding as of December 31, 2022 and exclude:

●	142,088 shares of our common stock issuable upon the exercise of the 2020 Warrants to purchase shares of common stock at an exercise price of $3.00 per share;

●	195,140 shares of our common stock issuable upon the exercise of the 2022 Warrants to purchase shares of common stock at an exercise price of $4.20 per share;

●	108,181 shares of our common stock issuable upon the exercise of the Underwriter Warrants to purchase shares of common stock at an exercise price of $6.88 per share;

●	1,877,582 shares of common stock reserved for issuance upon settlement of restricted stock units granted as of December 31, 2022 pursuant to the 2020 Plan;

●	607,418 shares of our common stock available for issuance under the 2020 Plan;

●	867,962 shares of common stock issuable upon the conversion of our outstanding Series X Preferred Stock.

●	142,000 shares of our common stock issuable upon the exercise of the Representative’s Warrants issued in January and March 2023 to purchase shares of common stock at an exercise price equal to $3.00 per share and $3.50 per share, respectively;

●	1,051,428 shares of our common stock issuable upon conversion of the Lind Note; and

●	800,000 shares of our common stock issuable upon the exercise of the Lind Warrant to purchase shares of common stock at an exercise price of $3.25 per share.

The discussion of dilution assumes no exercise of warrants, convertible notes or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that may be issued to Lincoln Park pursuant to the Purchase Agreement. We have filed the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on November 17, 2022, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares that may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock that we may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares.

The following table provides, as of March 28, 2023, information regarding the selling stockholder and the shares of common stock that it may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 12,035,592 shares of common stock outstanding as of December 31, 2022, including the 198,974 Commitment Shares we have already issued to Lincoln Park pursuant to the Purchase Agreement. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of March 28, 2023, 2023. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Percentage of
			Outstanding			Percentage of
			Common			Outstanding
	Shares		Shares			Shares
	Beneficially		Beneficially	Shares to be		Beneficially
	Owned Before		Owned Before	Sold in this		Owned After
Selling Stockholder	this Offering		this Offering	Offering		this Offering
Lincoln Park Capital Fund, LLC(1)	198,974	(2)	1.7%	13,102,199	(3)	0	%(4)

(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)	Represents 198,974 Commitment Shares issued to Lincoln Park on November 17, 2022 as a fee for its commitment to purchase shares under the Purchase Agreement, all of which are covered by the registration statement that includes this prospectus. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering all of the shares of common stock that Lincoln Park may be required to purchase on or after the date of this prospectus pursuant to the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of our shares of common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Limitation. See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)	Includes 1,200,000 shares as of March 28, 2023 already sold by Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, only 13,102,199 shares of our common stock are being offered under this prospectus, which represents (i) 198,974 Commitment Shares issued to Lincoln Park on November 17, 2022 as a fee for its commitment to purchase shares under the Purchase Agreement, and (ii) 12,903,225 shares of common stock that may be sold by us to Lincoln Park at our discretion from time to time over a 30-month period that commenced after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC declared effective the registration statement that includes this prospectus, which we refer to as the Commencement Date. Depending on the price per share of common stock at which we sell our shares to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more or less shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If we choose to sell more shares of common stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares of common stock we sell to Lincoln Park under the Purchase Agreement.

(4)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation to sell any shares of Common Stock at this time.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and bylaws, as amended and restated (the “Bylaws”). The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, each of which is incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Delaware law.

Authorized Capitalization

Our Certificate of Incorporation authorizes us to issue up to 210,000,000 shares of capital consisting of 200,000,000 shares of common stock with a par value of $0.0001 per share and 10,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022, we had 12,035,592 shares of common stock, par value $0.0001 per share, issued and outstanding. In addition, as of December 31, 2022, we had 1,877,582 shares of our common stock reserved for issuance upon settlement of restricted stock units granted pursuant to the 2020 Plan.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders, net of any shares of preferred stock that have been previously issued. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action.

Series X Preferred Stock

In August 2022, a series of our preferred stock was designated as Series X Preferred Stock, consisting of 500,000 designated shares. As of December 31, 2022, 45,568 shares of Series X preferred stock were outstanding, with an aggregate stated value of $4,556,800.

Holders of Series X Preferred Stock are not entitled to receive dividends with respect to their shares of Series X Preferred Stock. The Series X Preferred Stock has no voting rights, other than the right to vote with respect to any amendment of the Certificate of Designations and with respect to any other adverse change to the voting or other powers, preferences, rights, privileges or restrictions of the Series X Preferred Stock contained in the Certificate of Designations. The Certificate of Designations contains beneficial ownership restrictions that restrict the conversion of shares of Series X Preferred Stock into shares of common stock.

Restricted Stock Units

As of December 31, 2022, we had reserved 1,877,582 shares of our common stock for issuance upon settlement of restricted stock units granted pursuant to the 2020 Plan.

On May 15, 2022, the Company granted 35,333 RSUs to a member of its board of directors. The RSUs are subject to service conditions (vesting of 33.34% on August 26, 2022, the consummation date of the Company’s initial public offering, with the remaining units vesting 66.66% over the next two calendar years on each three-month anniversary thereafter). On January 1, 2022, the Company granted 1,342,667 RSUs to employees, officers and directors of the Company. The RSUs are subject to service conditions (vesting of 33.34% on May 1, 2022, with the remaining units vesting on each three-month anniversary thereafter). Vesting of the RSUs is subject to all grantees continuous service with the Company. During the year ended December 31, 2022, 291,500 RSU’s (granted on January 1, 2022) were forfeited due to terminations of two of the Company’s employees and two of its board members. In August 2022, the Company modified the remaining 1,051,167 RSUs granted on January 1, 2022 to provide that 33.34% of each of those RSUs would vest on May 1, 2022, with an additional 8.3325% of each grant vesting each quarter thereafter, provided that if neither (i) the expiration of the 6 month period following an initial public offering nor (ii) a change in control has occurred prior to the applicable vesting date, any RSUs that would have settled thereunder shall not settle until such expiration of the 6-month period following an initial public offering or change in control occurs.

On May 15, 2022, the Company granted 35,333 restricted stock units (RSUs) to a member of its board of directors. The RSUs are subject to service conditions (vesting of 33.34% on August 26, 2022, the consummation date of the Company’s initial public offering, with the remaining units vesting 66.66% over the next two calendar years on each three-month anniversary thereafter). These RSUs also provide that any RSUs that would have vested thereunder will not settle until the expiration of the 6-month period following an initial public offering or change in control occurs. On July 16, 2022, the Company granted 15,000 RSUs to its Chief Financial Officer, all of which vested December 31, 2022. In August 2022, the Company granted 492,500 RSUs to certain officers, directors and employees, one-third of which vest on the one-year anniversary of the Company’s initial public offering, with the remaining restricted stock units vesting on a quarterly basis over the following two years. On October 1, 2022, the Company granted 51,583 RSUs to a member of its board of directors. The RSUs are subject to service conditions and vest 33.34% on the one year anniversary of the grant date, with the remaining units vesting on each three-month anniversary thereafter. On November 19, 2022, the Company granted 135,000 RSUs to its Chief Financial Officer, one-third of which vest on the one year anniversary of the grant date, with the remaining RSUs vesting on a quarterly basis over the following two years.

Warrants

In connection with the October 2020 Notes, we also issued an aggregate of 1,034,176 warrants to purchase shares of common stock, which are exercisable at an exercise price of $3.00.

In connection with the 2022 Notes, we also issued an aggregate of 195,140 warrants to purchase shares of common stock, which are exercisable at an exercise price of $4.20.

In connection with the Lind Note, we also issued to Lind a common stock purchase warrant (the “Lind Warrant”) to acquire 800,000 shares of our common stock until February 6, 2027 at an exercise price of $3.25 per share, subject to certain adjustments.

Representative’s Warrants

In connection with our initial public offering, we issued to Craft Capital Management LLC (“Craft”) and R.F. Lafferty & Co., Inc. (“Lafferty” and, together with Craft, the “Representatives”) warrants to purchase up to a total of 108,181 shares of common stock (7% of the shares of common stock sold in our initial public offering, excluding the over-allotment option) (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the closing date of our initial public offering, and expiring four and a half years thereafter in compliance with FINRA Rule 5110(f)(2)(G). The Representative’s Warrants are exercisable at a per share price equal to 125% of the price per share as of our initial public offering.

The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation.

In January 2023, we issued additional Representative’s Warrants to purchase up to a total of 30,000 shares of our common stock. The warrants are exercisable at a per share price equal to $3.00.

In March 2023, we issued additional Representative’s Warrants to purchase up to a total of 112,000 shares of our common stock. The warrants are exercisable at a per share price equal to $3.50.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation.

2022 Convertible Promissory Notes

Between April and July 2022, we issued the 2022 Notes in an aggregate principal amount of approximately $1.5 million with an interest rate of 10% per annum. The 2022 Notes mature 12 months from the date of issuance and are convertible at a conversion price equal to $4.20 per share.

The 2022 Notes are subject to customary events of default, including, but not limited to, our failure to issue the shares issuable upon conversion of the 2022 Notes upon exercise of a holder’s conversion rights under the 2022 Notes, pay the principal or interest on the 2022 Notes when due, our liquidation, and our default or breach of any other financial instrument. Upon the occurrence of an event of default, the principal amount is accelerated and any accrued but unpaid interest thereon is multiplied by 120%, which the holder may determine to accept in common stock, cash, or any combination thereof.

Lind Transaction

On February 2, 2023, pursuant to a Securities Purchase Agreement with Lind Global Fund II LP, a Delaware limited partnership (“Lind”), we issued to Lind a secured, 18-month, interest free convertible promissory note in the principal amount of $3,680,000 (the “Lind Note”) and a common stock purchase warrant (the “Lind Warrant”) to acquire 800,000 shares of our common stock until February 6, 2027 at an exercise price of $3.25 per share, subject to certain adjustments. These shares were not registered under the Securities Act when issued, but we have agreed to file a registration statement with the Commission no later than 90 days from February 2, 2023, covering the resale of all of our shares of common stock issuable to Lind pursuant to the Lind Note and the Lind Warrant.

The Lind Note contains certain negative covenants, including restricting us from certain distributions, loans, issuance or future priced securities and sale of assets.

Upon the occurrence of an event of default as described in the Lind Note, the Lind Note will become immediately due and payable at a default interest rate of 110% of the then outstanding principal amount of the Note. Events of default include, but are not limited to, a default in the payment of the principal amount or any accrued and unpaid interest under the Lind Note, failure to observe or perform any other covenant, condition or agreement contained in the Lind Note or any transaction documents, a change of control, a default in any indebtedness in excess of $250,000, our failure to instruct our transfer agent to issue unlegended certificates, the shares no longer publicly being traded, if after August 7, 2023 the shares are not available for immediate resale under Rule 144 and the Company’s market capitalization is below $10 million for 10 days. Upon an event of default, Lind can demand that all or a portion of the outstanding principal amount be converted into shares of common stock at the lower of the conversion price and 80% of the average of the three lowest daily VWAPs.

Registration Rights

The securities purchase agreement pursuant to which we issued the 2022 Convertible Notes and 2022 Warrants grants the purchasers certain registration rights in respect of the “registrable securities” held by them, which securities include the shares of our common stock issued upon the conversion of the 2022 Convertible Notes and 2022 Warrants. The registration of shares of our common stock pursuant to the exercise of these registration rights would enable the holders thereof to sell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. If Rule 144 is not available to the holders of registrable shares under the securities purchase agreement for the 2022 Convertible Notes and 2022 Warrants, we are required to file a resale registration statement six months after the issuance of the 2022 Convertible Notes covering those registrable shares and any holder of registrable shares may require us to file a resale registration statement covering their registrable shares at any time. The holders of registrable securities are also entitled to certain “piggyback” registration rights allowing them to include their registrable securities in any registration of securities under the Securities Act, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act other than with respect to a demand registration or a registration statement on S-8, these holders are entitled to notice of the registration and have the right to include their registrable securities in the registration subject to certain limitations.

Pursuant to the Registration Rights Agreement with Lincoln Park, Lincoln Park was granted registration rights related to the shares of Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement (collectively, the “LP Registrable Securities”). Under the Registration Rights Agreement, we are obligated to prepare and file a registration statement covering the resale of the LP Registrable Securities by Lincoln Park with the Commission within 20 business days of entering the Purchase Agreement with Lincoln Park. The registration statement of which this prospectus forms a part has satisfied this obligation.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide for:

●	classifying our board of directors into three classes;

●	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

●	limiting the removal of directors by the stockholders;

●	requiring a supermajority vote of stockholders to amend our Bylaws or certain provisions our Certificate of Incorporation;

●	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

●	eliminating the ability of stockholders to call a special meeting of stockholders;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company or the Company’s stockholders, creditors or constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to, or a claim against the Company or any director or officer of the Company, with respect to the interpretation or application of any provision of, the DGCL, our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This provision will not apply to claims arising under the Exchange Act, or for any other federal securities laws which provide for exclusive federal jurisdiction. However, the exclusive forum provision provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent

Our transfer agent is Computershare Trust N.A. The transfer agent’s address is 1290 Avenue of the Americas, 9th Floor, New York, NY 1010, and its telephone number is (212) 805-7100.

PLAN OF DISTRIBUTION

An aggregate of up to 13,102,199 shares of common stock may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The shares of common stock may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of shares of common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Common Shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the shares of common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the common shares as agents may receive compensation in the form of commissions, discounts, or concessions from Lincoln Park and/or purchasers of the common shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Lincoln Park, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares of common stock to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our shares of common stock or any hedging transaction, which establishes a net short position with respect to our shares of common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our shares of common stock are listed on the Nasdaq Capital Market under the trading symbol “PXMD.”

LINCOLN PARK TRANSACTION

General

On November 17, 2022, we entered into the Purchase Agreement with Lincoln Park, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right, but not the obligation, to sell to Lincoln Park up to $20,000,000 of shares of our common stock, or the Purchase Shares, from time to time over the 30-month term beginning on the Commencement Date. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement with Lincoln Park, pursuant to which we agreed to register the sale of the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement and that are subject to the offering described in this prospectus. Pursuant to the terms of the Purchase Agreement and Registration Rights Agreement, we have filed with the SEC this prospectus regarding the sale under the Securities Act of the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

Regular Purchases

After the Commencement Date, on any business day selected by us, we may direct Lincoln Park to purchase up to 75,000 shares of our common stock on such business day (or the purchase date), which we refer to as a Regular Purchase, provided that the closing sale price of our common stock on Nasdaq is not below $0.25 on the applicable purchase date, and provided, further, that (i) a Regular Purchase may be increased to up to 100,000 shares if the closing sale price of our common stock on Nasdaq is not below $4.00 on the applicable purchase date and (ii) a Regular Purchase may be increased to up to 125,000 shares if the closing sale price of our common stock on Nasdaq is not below $6.00 on the applicable purchase date.

The purchase price per share for each such Regular Purchase will be equal to the lesser of:

●	the lowest sale price for our common stock on Nasdaq on the purchase date of such shares; and

●	the average of the three lowest closing sale prices for our common stock on Nasdaq during the 10 consecutive business days prior to the purchase date of such shares.

Accelerated Purchases

In addition, we may also direct Lincoln Park, on any business day on which we have submitted a Regular Purchase notice for the maximum amount allowed for such Regular Purchase, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, of up to the lesser of:

●	three times the number of shares purchased pursuant to such Regular Purchase; and

●	30% of the aggregate shares of our common stock traded on Nasdaq during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the “Accelerated Purchase Measurement Period”.

The purchase price per share for each such Accelerated Purchase will be equal to 95% of the lower of:

●	the volume-weighted average price of our common stock on Nasdaq during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

●	the closing sale price of our common stock on Nasdaq on the applicable Accelerated Purchase date.

Additional Accelerated Purchases

We may also direct Lincoln Park on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been delivered to Lincoln Park in accordance with the Purchase Agreement, to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, as described in the Purchase Agreement.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Lincoln Park and its affiliates beneficially owning more than the Beneficial Ownership Limitation.

Pursuant to the terms of the Purchase Agreement, on November 17, 2022, we issued 198,974 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

Under applicable rules of Nasdaq, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock, including the Commitment Shares, in excess of 2,354,717 shares, which is equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all shares of common stock issued to Lincoln Park under the Purchase Agreement equals or exceeds $1.55 per share (which represents the official closing price of our common stock on Nasdaq the day of signing of the Purchase Agreement), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq.

Sales under the Purchase Agreement may commence only after certain conditions have been satisfied, which date is referred to herein as the Commencement Date, which conditions include that this Registration Statement, as may be amended from time to time, shall have been declared effective under the Securities Act, delivery to Lincoln Park of a prospectus covering the shares of our common stock issued or sold by us to Lincoln Park under the Purchase Agreement, approval for listing on the Nasdaq of the shares of our common stock issued or sold by us to Lincoln Park under the Purchase Agreement, the issuance of the Commitment Shares to Lincoln Park under the Purchase Agreement, and the receipt by Lincoln Park of a customary opinion of counsel and other certificates and closing documents. The Purchase Agreement may be terminated by us at any time, at our sole discretion, without any cost or penalty, however, the Commitment Shares will not be returned to us. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into additional “equity line” or similar transactions whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our common stock at the time of such purchase), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. We may deliver Purchase Notices under the Purchase Agreement, subject to market conditions, and in light of our capital needs from time to time and under the limitations contained in the Purchase Agreement. Any proceeds that we receive under the Purchase Agreement may be used for any corporate purpose at our sole discretion.

The Company has agreed to file with the Commission, as soon as practicable, and in any event within twenty business days of the date of the Purchase Agreement, this Registration Statement covering the resale of the Purchase Shares and all of the Commitment Shares in accordance with the terms of the Registration Rights Agreement, which the Company filed on December 19, 2022.

The Purchase Agreement and Registration Rights Agreement contain customary representations and warranties, covenants and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreements and in the context of the specific relationship between the parties thereto. The provisions of the Purchase Agreement and Registration Rights Agreement, including any representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in our annual, quarterly and current reports we may file with the Commission.

Events of Default

Events of default (the “Events of Default”) under the Purchase Agreement include the following:

●	the effectiveness of a Registration Statement registering the sale or resale of the Securities lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such registration statement (or the prospectus forming a part thereof) is unavailable to Lincoln Park for sale or resale of any or all of the shares of our common stock to be issued to Lincoln Park under the Purchase Agreement and/or the Registration Rights Agreement, and all associated schedules and exhibits, that are required to be included therein, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, but excluding a lapse or unavailability where (i) we terminate a registration statement after Lincoln Park has confirmed in writing that all of the shares of our common stock covered thereby have been resold or (ii) we supersede one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering the shares of our common stock covered by the Purchase Agreement (provided in the case of this clause (ii) that all of the shares of our common stock covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

●	the suspension of our common stock from trading on the Nasdaq for a period of at least one business day, provided that we may not direct Lincoln Park to purchase any shares of our common stock during any such suspension;

●	the delisting of our common stock from the Nasdaq Capital Market, provided, however, that our common stock is not immediately thereafter trading on The Nasdaq Global Select Market, The NASDAQ Global Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, the OTC Bulletin Board, or the OTCQB or the OTCQX operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

●	the failure for any reason by our transfer agent to issue Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitles to receive such shares;

●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	if any person commences a proceeding against us pursuant to or within the meaning of any bankruptcy law;

●	if we become at any time insolvent, or, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against us an involuntary case, (iii) consent to the appointment of a Custodian for us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors or if we are generally unable to pay our debts as the same become due;

●	a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief us in an involuntary case, (ii) appoints a Custodian for us or for all or substantially all of its property, or (iii) orders the liquidation of us or our subsidiaries; or

●	if at any time we are not eligible to transfer shares of our common stock electronically as DWAC Shares or if we fail to maintain the service of our transfer agent (or a successor transfer agent) with respect to the issuance of shares of our common stock under the Purchase Agreement, including but not limited to, maintaining the effectiveness of the irrevocable instructions to the transfer agent, in the form agreed prior to the execution of the Purchase Agreement (the “Commencement Irrevocable Transfer Instructions”), payment of all fees owed to the transfer agent and satisfaction of all conditions required by the transfer agent to issue shares of our common stock pursuant to the Commencement Irrevocable Transfer Agent Instructions.

Subject to the terms of the Purchase Agreement, so long as (i) an Event of Default has occurred and is continuing, or if any event that, after notice and/or lapse of time, would reasonably be expected to become an Event of Default, has occurred and is continuing or (ii) if at any time after the commencement date of the Purchase Agreement, the Exchange Cap is reached (to the extent the Exchange Cap is applicable), we may not direct Lincoln Park to purchase any shares of our Common Stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give one business day notice to Lincoln Park to terminate the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of shares of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement, for a period of thirty months following the date of the execution of the Purchase Agreement, on than with Lincoln Park. Variable Rate Transactions include an “equity line of credit” or any similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our common stock at the time of each such purchase, other than an “at the market offering” exclusively through a registered broker-dealer acting as our agent pursuant to a written agreement between us and such registered broker-dealer.

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares registered in this offering that have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that the common stock registered in this offering will be sold over a period of up to 30-months commencing on the Commencement Date. The sale by Lincoln Park of a significant amount of shares of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement.

If and when we do sell shares of our common stock to Lincoln Park, after Lincoln Park has acquired the common stock, Lincoln Park may resell all, some or none of those shares of our common stock at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our shares of common stock. In addition, if we sell a substantial number of shares of our common stock to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of our common stock or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of common stock to Lincoln Park under the Purchase Agreement at varying purchase prices:

			Percentage of	Gross Proceeds to
			Outstanding	Us from the Sale of
			Shares	Shares to
	Number of		After Giving	Lincoln Park
	Registered Shares		Effect to the	Under the
	to be Issued if Full		Issuance to	Purchase
Assumed Average Purchase Price Per Share	Purchase(1)		Lincoln Park(2)	Agreement
$0.50	2,155,743	(3)	16.6%	$1,077,872
$1.00	2,155,743	(3)	16.6%	$2,155,743
$1.55(4)	12,903,225		52.5%	$19,999,998
$2.00	10,000,000		46.3%	$20,000,000
$4.00	5,000,000		30.5%	$20,000,000

(1)	Includes the total number of Purchase Shares which we would have sold under the Purchase Agreement at the corresponding assumed average purchase price set forth in the first column, up to the aggregate purchase price of $20,000,000, if available, while giving effect to the Exchange Cap and without regard for the limitation of 9.99% of our outstanding shares of common stock that Lincoln Park may beneficially own under the Purchase Agreement, and excludes the Commitment Shares.

(2)	This amount is based on 12,035,592 shares outstanding as of December 31, 2022, which includes the Commitment Shares, and adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to Lincoln Park, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	This number of shares reflects the Exchange Cap. We may only issue shares of our Common Stock in excess of the Exchange Cap if we obtain stockholder approval to do so, or if the average price of all shares of common stock issued to Lincoln Park under the Purchase Agreement equals or exceeds $1.55 per share.

(4)	The closing sale price of our common stock on the Nasdaq Capital Market on November 17, 2022.

LEGAL MATTERS

Dechert LLP will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

Our balance sheets as of December 31, 2022 and 2021, the related statements of operations, and the statements of stockholders’ deficit and cash flows for the years ended December 31, 2022 and December 31, 2021 have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance upon the report of such firm, which includes an explanatory paragraph relating to our ability to continue as a going concern, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at www.sec.gov and on our website at www.paxmedica.com/investors. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You may inspect a copy of the registration statement through the Commission’s website, as provided herein.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus, which was declared effective by the Commission on December 27, 2022. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement or the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement, the documents incorporated by reference into the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus or in documents incorporated by reference into this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or other document that has been filed. Each statement in this prospectus relating to a contract or other document filed as an exhibit is qualified in all respects by the filed exhibit.

Incorporation by Reference

The Commission’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the Commission will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the Commission:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023;

•	Our Current Reports on Form 8-K filed with the SEC on January 6, 2023, February 7, 2023 and February 15, 2023; and

•	The description of our common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-41475), filed with the SEC on August 10, 2022, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering, including all such documents we may file with the Commission after the date of the Initial Registration Statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the Commission, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

PaxMedica, Inc.

Attn: Chief Financial Officer

303 South Broadway, Suite 125

Tarrytown, NY 10591

(914) 987-2876

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

Up to 13,102,199 Shares of Common Stock

PROSPECTUS

April 7, 2023